Exhibit 99.1

[LNB Bancorp, Inc. Logo]

July, 2012

I want to take this opportunity to provide you an update on the status of the $25.2 million in capital that was invested by the Treasury in LNB through the TARP program.

I am pleased to inform you that the Treasury has sold the preferred shares to multiple professional investment organizations through an auction process. These investors demonstrated their confidence in LNB through their purchase of these preferred shares. In addition, we recently repurchased the warrants for common stock that were held by Treasury as part of the TARP program.

What does all of this mean to LNB, and to you, our shareholders:

•	The Treasury no longer has an ownership interest or investment in LNB.

•	The warrants that the Treasury held, which might have been exercised in a way that was dilutive to you, our shareholders, are no longer in existence.

As I mentioned in my previous letter to you on this topic, our intent is to carefully balance our need to maintain a strong capital position with our objectives of building shareholder value and protecting the interests of our shareholders. With the actions that have recently occurred, we now have greater clarity around the private ownership of our preferred shares and we are better prepared to develop a capital plan that meets these objectives.

I am excited about these recent developments, and I wanted to share this good news with you. We will continue to work hard to position LNB for future growth and success.

Thank you for your continued support.

Sincerely,

/s/ Daniel E. Klimas

Daniel E. Klimas

President & Chief Executive Officer